Exhibit 10.1

STRATEGIC HOTELS & RESORTS, INC.

VALUE CREATION PLAN

NORMAL UNIT DISTRIBUTIONS

DEFERRAL ELECTION AND DEFERRAL PROGRAM

NORMAL UNIT DISTRIBUTIONS AS PERFORMANCE-BASED COMPENSATION: On August 27, 2009, Strategic Hotels & Resorts, Inc. (“Company”) adopted the Strategic Hotels & Resorts, Inc. Value Creation Plan (“Plan”) and granted me 600,000 Units under the Plan. In order for me to receive any Normal Unit Distributions under the Plan, the fair market value of a share of common stock of the Company (“Share”) must be at least $4 during 2012 and the amount of Normal Unit Distributions I receive under the Plan will depend upon the fair market value of Shares during the twelve-month performance period of 2012. The $4 per share price threshold for Normal Unit Distributions established as part of the Plan in August 2009 was more than double the fair market value of a Share at the time of establishment of the Plan. Normal Unit Distributions under the Plan are intended to be performance-based compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). Capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan.

DEFERRAL: I hereby irrevocably elect to defer receipt of fifty percent (50%) of each Normal Unit Distribution to which I become entitled under the Plan and have such Normal Unit Distributions converted to stock units (“Stock Units”) payable in Shares at the time set forth in the “Distribution” section below; provided, however, in no event shall I defer from such Normal Unit Distributions more than an amount which provides Stock Units related to Shares aggregating more than one percent (1%) of the number of Shares or one percent (1%) of the voting power outstanding. Normal Unit Distributions otherwise payable in Shares shall be converted to Stock Units on a one Share to one Stock Unit basis. Normal Unit Distributions otherwise payable in cash shall be converted to a number of Stock Units determined by dividing the cash amount that otherwise would be distributed by the closing price of a Share on what would otherwise be the distribution date of such Normal Unit Distributions. This deferral shall be in accordance with the terms and provisions set forth in this Deferral Election and Deferral Program (“Deferral Election”) and the requirements of Code Section 409A.

DIVIDEND EQUIVALENTS: I will be entitled to dividend equivalents with respect to Stock Units in the form of additional Stock Units. As of each cash dividend date with respect to Shares, a dollar amount equal to the amount of the dividend that would have been paid on the number of Shares equal to the number of my Stock Units under this Deferral Election as of the close of business on the record date for such dividend shall be converted into a number of additional Stock Units under this Deferral Election equal to the number of whole and fractional Shares that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on Shares which is payable in Shares, I will be credited with an additional number of Stock Units under this Deferral Election equal to the product of (a) the number of Stock Units under this Deferral Election then held on the related dividend record date and the (b) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. Notwithstanding the foregoing, to the extent that the crediting of dividend equivalents would cause the Stock Units relating to Shares under this Deferral Election to aggregate more than one percent (1%) of the number of Shares or one percent (1%) of the voting power outstanding, such excess dividend equivalents instead shall be distributed in cash at the time set forth in the “Distribution” section below.

DISTRIBUTION: The conversion of my Stock Units under this Deferral Election into Shares and distribution of such Shares and any cash dividend equivalents will be made on January 2, 2014; provided that if my employment terminates more than six months prior to such date, such conversion and distribution of Shares shall be on the first business day of the calendar month following six months after my separation from service (as such term is defined in Code Section 409A to the extent necessary to comply with or be exempt from Code Section 409A). Notwithstanding the foregoing, upon a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended with the use of a 40% standard rather than a 30% standard for purposes of determining a change in an effective control pursuant to IRS Treasury Regulations section 409A-3(i)(5)(vi), all Stock Units under this Deferral Election shall be converted into Shares and such Shares distributed.

ADJUSTMENTS: In the event, at any time or from time to time, a stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of Shares, then a proportional adjustment in the number and kind of securities that are subject to outstanding Stock Units shall be made. Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Stock Units.

ACKNOWLEDGEMENT: By signing this Deferral Election, I hereby acknowledge my understanding and acceptance of the following:

1. Irrevocable Election. This Deferral Election is irrevocable. I understand that I may not revoke or modify this Deferral Election (except in such limited circumstances as the Board or its Compensation Committee may permit in accordance with Code Section 409A and other law). I do not expect to be able to make any changes to the manner or timing of distributions set forth on this Deferral Election for my Normal Unit Distributions under the Plan.

2. Election for Normal Unit Distributions. I understand that this Deferral Election applies only to my Normal Unit Distributions under the Plan and does not apply to Change of Control Unit Distributions. I understand that Code Section 409A may require changes in this Deferral Election or may otherwise impact the effectiveness of this Deferral Election.

3. Withholding. I agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to Normal Unit Distributions, Stock Units or Shares. Notwithstanding the previous sentence, I acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to me any federal, state or local taxes of any kind required by law to be withheld with respect to Normal Unit Distributions, Units or Shares, including, without limitation, the receipt of Shares. I may elect to satisfy the withholding obligation under this Deferral Election, in whole or part, by having the Company withhold Shares having a fair market value on the date the withholding tax is to be determined equal to no more than the minimum amount required to be withheld under applicable law.

4. Code Section 409A. This Deferral Election is intended to be construed in accordance with the terms and provisions set forth in this Deferral Election as well as Section 13.5 of the Plan and the requirements of Code Section 409A. Notwithstanding any other provision in this Deferral Election, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Deferral Election to help distributions qualify for exemption from or compliance with Code Section 409A; provided, however, that the Company makes no representations that this Deferral Election shall comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to this Deferral Election. I understand that Code Section 409A is complex, that any additional taxes and other liabilities under Code Section 409A are my responsibility and that the Company encourages me to consult a tax advisor regarding the potential impact of Code Section 409A.

5. Undertaking. I hereby agree to take whatever additional action and execute whatever additional documents the Board or its Compensation Committee may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on me or the Stock Units or Normal Unit Distributions pursuant to the provisions of this Deferral Election or the Plan.

6. Counterparts. This Deferral Election may be executed in multiple counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Deferral Election.

By signing this Deferral Election, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Deferral Election as well as the Strategic Hotels & Resorts, Inc. Value Creation Plan.

Dated: June 29, 2011

/s/ Laurence S. Geller
Laurence S. Geller

Acknowledged and Agreed to this 29th day of June, 2011.

Strategic Hotels & Resorts, Inc.

By:	/s/ Paula C. Maggio
	Its:	Senior Vice President, Secretary and General Counsel

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